UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2005

The TriZetto Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27501	33-0761159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No)

567 San Nicolas Drive, Suite 360, Newport Beach, California 92660

(Address of principal executive offices)

949-719-2200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

2004 Executive Compensation Matters

On March 11, 2005, the Compensation Committee of the Board of Directors of the TriZetto Group, Inc. (the “Company”) approved cash bonuses for services rendered in 2004 to each of the Company’s named executive officers, as defined by

Item 402(a)(3) of Regulation S-K. The amount of cash bonuses approved by the Compensation Committee is set forth in the table below.

2005 Executive Compensation Matters

Base Salaries for Named Executive Officers. On February 28, 2005, the Compensation Committee of the Board of Directors approved increases in the base salaries for each of the Company’s named executive officers. None of the Company’s named executive officers has an employment agreement with the Company and all are considered employees at will, except for the Company’s Chief Executive Officer, whose employment agreement is described below. The annual base salaries for the calendar year 2005 approved by the Compensation Committee are set forth in the table below.

Chief Executive Officer Employment Agreement. On March 11, 2005, the Compensation Committee of the Board of Directors approved the terms and conditions of a new employment agreement (the “Employment Agreement”) for the Company’s Chief Executive Officer, Jeffrey H. Margolis. Mr. Margolis and the Company entered into the Employment Agreement on April 6, 2005; however, the Employment Agreement is effective as of January 2, 2005. Pursuant to the Employment Agreement, Mr. Margolis is entitled to receive the following compensation:

•	a base salary of $520,000;

•	an annual bonus in an amount to be determined by the Compensation Committee of the Board based upon the Company’s achievement of financial performance as well as on Mr. Margolis’ achievement of individual performance objectives established by the Compensation Committee;

•	retention payments equal to $50,000 payable upon signing the agreement, and $44,228 payable on each of January 1, 2006, January 1, 2007 and January 1, 2008, provided Mr. Margolis is an active employee on each of the payment dates; and

•	perquisites up to a maximum aggregate incremental cost to the Company of $50,000 each year.

In addition, on February 9, 2005, Mr. Margolis received an option to purchase 150,000 shares of the Company’s common stock for $8.48 per share. The option vests in 25% increments on each of the four anniversaries of the date of grant. Mr. Margolis is entitled to participate in all of the Company’s employee benefit plans and programs to the same extent generally available to the Company’s executives, with the exception of the Company’s Employee Stock Purchase Plan. As a greater than 5% owner of the Company’s outstanding common stock, Mr. Margolis is ineligible to participate in the Employee Stock Purchase Plan. The employment agreement may be terminated by either the Company or Mr. Margolis without cause by providing ninety (90) days written notice of such termination. If Mr. Margolis is terminated without cause or if he voluntarily terminates for good reason, he would be entitled to continue to receive his then current annual base salary, medical and dental coverage for two years following termination, and payment in full of any unpaid retention payments. If Mr. Margolis’ employment is terminated due to death or disability, he would be entitled to a severance payment in the amount of one-half of his then current annual base salary.

The following table sets forth the 2004 cash bonuses awarded to each of the Company’s named executive officers and the 2005 base salaries for each of the Company’s named executive officers:

Name	Title	2004 Cash Bonus	2005 Base Salary
Jeffrey H. Margolis	Chairman of the Board and Chief Executive Officer	$340,000	$520,020	(1)
Anthony Bellomo	Executive Vice President, Enterprise Software	$159,000	$282,496	(2)
Patricia E. Gorman	Executive Vice President, Business Solutions	$160,000	$283,016	(2)
James C. Malone	Senior Vice President and Chief Financial Officer	$170,000	$275,007	(2)
James J. Sullivan	Senior Vice President, General Counsel and Secretary	$105,000	$240,000	(2)

(1)	Salary increase retroactive to January 1, 2005
(2)	Salary increase retroactive to February 16, 2005

Cash Bonus Plan. On April 6, 2005, the Compensation Committee formally adopted a Cash Bonus Plan to motivate and reward employees who contribute to the achievement of the Company’s objectives. A copy of the Cash Bonus Plan is filed as Exhibit 10.2 hereto. The Cash Bonus Plan is effective for the 2005 fiscal year and each subsequent fiscal year, each referred to as a plan year.

Participants in the Cash Bonus Plan include executive officers of the Company (including the Chief Executive Officer) and other officers and employees who the Compensation Committee shall determine in its discretion near the beginning of each plan year.

The Cash Bonus Plan provides for cash bonus opportunities for participants based upon various weighted corporate and individual performance goals determined by the Compensation Committee near the beginning of each plan year. The Compensation Committee will designate a target percentage of base salary for each participant based upon such participant’s title or salary grade level, Company performance targets and individual objectives near the beginning of each plan year. Other criteria may also be established by the Compensation Committee in its discretion for the Chief Executive Officer. Company objectives may include, without limitation, financial performance metrics such as revenue, EBITDA, net income, earnings per share, free cash flow and revenue growth, as well as financial objectives applicable to business units within the Company.

At the end of each plan year, the Chief Executive Officer will recommend the amount of cash awards for each participant, other than the Chief Executive Officer, to the Compensation Committee. The Compensation Committee will determine the amount of the cash award for the Chief Executive Officer and each of the other executive officers. The recommendations and award amounts are determined by multiplying the percentage of the potential award earned (which is determined by the level of achievement of specified goals) by the participant’s targeted percentage of base salary that may be earned as a bonus. In addition, the actual award may be increased or decreased based upon the achievement of the participant’s personal objectives.

For the 2005 plan year, the percentage of base salary that may be earned by senior vice presidents of the Company under the Cash Bonus Plan is 50%, the percentage of base salary that may be earned by executive vice presidents under the Cash Bonus Plan is 75%, and the percentage of base salary that may be earned by the Chief Operating Officer and Chief Executive Officer under the Cash Bonus Plan is 100%. The Company performance goals for the 2005 plan year are set forth in Exhibit B to the Cash Bonus Plan attached hereto as Exhibit 10.2. Additional performance goals may be established for the Chief Executive Officer. The percentage of the maximum bonus that may be earned ranges from 20% if at least 60% of the objectives are achieved to 105% if the objectives are achieved by greater than 110%. No portion of a target bonus will be paid if less than 60% of the objectives are achieved.

2005 Director Compensation Matters

On January 27, 2005, the Board of Directors approved increases to the compensation paid to non-employee members of the Board of Directors, effective January 1, 2005. Each non-employee director will receive an annual cash retainer of $35,000, an increase of $20,000. The Lead Director will receive an additional cash retainer of $10,000. Members of the Audit Committee will receive annual cash retainers of $15,000, an increase of $7,500, with the Chair of the Audit Committee receiving an annual cash retainer of $25,000, an increase of $10,000. Members of the Compensation Committee and Nominating and Corporate Governance Committee will receive a cash retainer of $10,000, an increase of $2,500, with the Chairs of such committees receiving an annual cash retainer of $15,000, an increase of $7,500.

In addition, on an annual basis, it is expected that each non-employee director will receive an option to acquire 7,500 shares of the Company’s common stock, with the exception of the Lead Director, who will receive an option to acquire 10,000 shares of common stock. The options vest in 25% increments on each of the four anniversaries of the date of grant.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
10.1	Executive Employment Agreement dated April 6, 2005 between the Company and Jeffrey H. Margolis

10.2	Cash Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRIZETTO GROUP, INC.

Date: April 8, 2005	By:	/s/ James J. Sullivan
James J. Sullivan
Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
10.1	Executive Employment Agreement dated April 6, 2005 between the Company and Jeffrey H. Margolis

10.2	Cash Bonus Plan